Exhibit 10.1

AMENDED AND RESTATED REALOGY GROUP LLC
EXECUTIVE DEFERRED COMPENSATION PLAN

Effective as of
April 9, 2013

TABLE OF CONTENTS

Page
ARTICLE I – INTRODUCTION 1
ARTICLE II – DEFINITIONS1
2.01ACCOUNT:    1
2.02BASE COMPENSATION:    1
2.03BENEFICIARY:    1
2.04BONUS COMPENSATION:    2
2.05CHANGE IN OWNERSHIP:    2
2.06CODE:    2
2.07COMMON STOCK:    2
2.08COMPANY:    2
2.09DEFERRAL SUBACCOUNT:    2
2.10DISABILITY:    3
2.11DISTRIBUTION DATE:    3
2.12DIVIDEND EQUIVALENT:    3
2.13ELECTION FORM:    3
2.14ELIGIBLE EMPLOYEE:    3
2.15EMPLOYEE:    4
2.16EMPLOYER:    4
2.17EQUITY COMPENSATION:    4
2.18ERISA:    4
2.19KEY EMPLOYEE:    4
2.20MATCHING DEFERRAL:    4
2.21PARTICIPANT:    4
2.22PERFORMANCE-BASED COMPENSATION:    4
2.23PERIODIC INCENTIVE COMPENSATION:    5
2.24PLAN:    5
2.25PLAN ADMINISTRATOR:    5
2.26PLAN YEAR:    5
2.27RESTRICTED STOCK UNIT:    5
2.28RETIREMENT:    5
2.29SECTION 409A:    6
2.30SEPARATION FROM SERVICE:    6
2.31START DATE:    6
2.32UNFORESEEABLE EMERGENCY:    6
2.33VALUATION DATE:    6
ARTICLE III – ELIGIBILITY AND PARTICIPATION6
3.01ELIGIBILITY TO PARTICIPATE.    6
3.02TERMINATION OF ELIGIBILITY TO DEFER.    7
3.03TERMINATION OF PARTICIPATION.    7
ARTICLE IV – DEFERRAL OF COMPENSATION7
4.01DEFERRAL ELECTIONS.    7
4.02TIME AND MANNER OF DEFERRAL ELECTION.    8
4.03INITIAL PERIOD OF DEFERRAL.    10
4.04INITIAL FORM OF PAYMENT.    10

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TABLE OF CONTENTS

Page
4.05SUBSEQUENT REVISIONS TO DEFERRAL PERIOD OR FORM OF PAYMENT.    10
4.06    MATCHING DEFERRALS    10
ARTICLE V – INTERESTS OF PARTICIPANTS11
5.01ACCOUNTING FOR PARTICIPANTS’ INTERESTS.    11
5.02VESTING OF A PARTICIPANT’S ACCOUNT.    11
ARTICLE VI – DISTRIBUTIONS11
6.01GENERAL.    11
6.02DISTRIBUTION PURSUANT TO DEFERRAL ELECTION.    11
6.03ACCELERATION OF PAYMENTS.    12
6.04FORM OF PAYMENTS.    13
6.05VALUATION.    13
ARTICLE VII – PLAN ADMINISTRATION14
7.01PLAN ADMINISTRATOR.    14
7.02ACTION.    14
7.03POWERS OF THE PLAN ADMINISTRATOR.    14
7.04COMPENSATION, INDEMNITY AND LIABILITY.    15
7.05TAXES.    15
7.06CONFORMANCE WITH SECTION 409A.    16
ARTICLE VIII – CLAIMS PROCEDURES16
8.01CLAIMS FOR BENEFITS.    16
8.02APPEALS OF DENIED CLAIMS.    17
8.03SPECIAL CLAIMS PROCEDURES FOR DISABILITY DETERMINATIONS.    17
ARTICLE IX – AMENDMENT AND TERMINATION17
9.01AMENDMENTS.    17
9.02TERMINATION OF PLAN.    17
ARTICLE X – MISCELLANEOUS18
10.01LIMITATION ON PARTICIPANT’S RIGHTS.    18
10.02UNFUNDED OBLIGATION OF INDIVIDUAL EMPLOYER.    18
10.03OTHER PLANS.    18
10.04RECEIPT OR RELEASE.    18
10.05GOVERNING LAW.    19
10.06ADOPTION OF PLAN BY RELATED EMPLOYERS.    19
10.07GENDER, TENSE AND EXAMPLES.    19
10.08SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS.    19

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826765.09-NYCSR05A

ARTICLE I - INTRODUCTION
Realogy Group LLC (the “Company”) has established the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the “Plan”) to permit eligible employees to defer base salary, bonus pay, periodic incentive compensation and certain equity awards made under its compensation programs.
This document sets forth the terms of the Plan, specifying the group of Employees of the Company and certain affiliated employers who are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.
This Plan shall be considered an unfunded nonqualified deferred compensation "top hat" plan maintained for a select group of management or highly compensated employees, within the meaning of the Employee Retirement Income Security Act of 1974, and shall be construed accordingly.
ARTICLE II – DEFINITIONS
When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01	Account:
The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.02. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02	Base Compensation:
An Eligible Employee’s base salary or commissions.

2.03	Beneficiary:
The person or persons properly designated by a Participant, as determined by the Plan Administrator’s delegate, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator’s delegate prior to the Participant’s death. In the case of a Participant who has a spouse on the date of his or her death, a designation of a Beneficiary other than such spouse shall only be effective if such spouse has provided written consent to the designation that is witnessed by a notary public. In addition, the designation must meet such other standards as the Plan Administrator shall require from time to time. If no designation is validly in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her spouse. If the Participant has no spouse or if the Participant’s spouse has predeceased the Participant, then the Participant’s Beneficiary shall be his or her children (paid on a per stirpes basis). If the Participant has no children or if the Participant’s children have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.04	Bonus Compensation:
An Eligible Employee’s annual incentive award under his or her Employer’s annual incentive or performance plan, whether payable in cash or equity.

2.05	Change in Ownership:
A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Reg. 1.409A-3(i)(5).

2.06	Code:
The Internal Revenue Code of 1986, as amended from time to time.

2.07	Common Stock:
The common stock, $.01 par value, of the Company.

2.08	Company:
Realogy Group LLC, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.09	Deferral Subaccount:
A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation respectively.

2.10    Disability:
A Participant shall be considered to suffer from a Disability if, in the judgment of the Plan Administrator’s delegate, the Participant:
(a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(b)    Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

2.11	Distribution Date:
Distribution Date shall have the same meaning as Valuation Date; provided, however, if the Valuation Date is more frequent than once per month, the Distribution Date shall mean the date as soon as practicable between the first and the fifth day of each month.

2.12	Dividend Equivalent:
A Dividend Equivalent shall be provided to reflect the cash, Stock or other property dividends paid on actual shares of Common Stock. The amount and character of the Dividend Equivalent shall be determined by the Plan Administrator’s delegate, to the extent possible, based on the dividends the Participant’s Deferral Subaccount would receive if it held actual shares equal in number to the Restricted Stock Units existing in the Participant’s Deferral Subaccount on the record date of the actual dividend.

2.13	Election Form:
The form prescribed by the Plan Administrator’s delegate on which a Participant specifies the amount of his or her Base Compensation, Periodic Incentive Compensation, Bonus Compensation and Equity Compensation to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator’s delegate may adopt such technologies, including voice response systems, emails, electronic forms and internet or intranet sites, as it deems appropriate from time to time.

2.14	Eligible Employee:
The term, Eligible Employee, shall have the meaning given to it in Section 3.01(b).

2.15	Employee:
Any person who is: (a) classified by his or her Employer as a common-law employee, and (b) receiving remuneration that is paid in U.S. dollars from an Employer’s U.S. payroll for personal services rendered in the employment of an Employer.

2.16	Employer:
Each division of the Company and each of the Company’s subsidiaries and affiliates (if any) that is currently designated by the Plan Administrator as an employer that is participating in the Plan for the benefit of its Employees.

2.17	Equity Compensation:
An Eligible Employee’s annual equity award under his or her Employer’s equity plan (other than an equity award paid as part of an Eligible Employee's Bonus Compensation), to the extent designated to be paid in Restricted Stock or Restricted Stock Units denominated in Company Common Stock.

2.18	ERISA:
Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.19	Key Employee:
Any Eligible Employee or former Eligible Employee who, is a "specified employee" as such term is defined in Section 409A (a)(2)(B)(i) of the Code.

2.20	Matching Deferral:
A deferral as described in Section 4.06.

2.21	Participant:
Any Eligible Employee who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account (including, as applicable, any former Employee who has an Account at the time the Employee terminated employment). An active Participant is one who is currently deferring under Section 4.01.

2.22	Performance-Based Compensation:
Any performance-based compensation (within the meaning of Reg. 1.409A(a)-1(4d)(ii)) based on services performed over a period of at least 12 months.

2.23	Periodic Incentive Compensation:
An Eligible Employee’s adjusted periodic incentive, commission or performance award (other than Base Compensation or Bonus Compensation) under his or her Employer’s incentive, commission or performance plan, including, but not limited to, the Realogy Corporation Phantom Value Plan.

2.24	Plan:
The Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan, as set forth herein and as it may be amended and restated from time to time.

2.25	Plan Administrator:
The Board of Directors of Realogy Holdings Corp. (the "Board"), another committee of the Board of Realogy Holdings Corp., the Board of Managers of the Company or any committee of the Board of Managers of the Company . The Plan Administrator shall consist solely of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b‑3, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the shares of common stock of Realogy Holdings Corp. are listed, quoted or traded, in each case, to the extent required under such provision. The number of members of the Plan Administrator shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in securities (including derivative securities) of the Company pursuant to the Plan to satisfy such conditions of Rule 16b-3 as then in effect.

2.26	Plan Year:
The 12-consecutive month period beginning on January 1 and ending on December 31.

2.27	Restricted Stock Unit:
A bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash, or any combination of the foregoing. Restricted Stock Units shall be granted under the 2012 Long-Term Incentive Plan (and any successor plan) and shall be subject to the terms thereof.

2.28	Retirement:
Separation from Service with the Company and all affiliates (other than for Misconduct) after attaining eligibility for retirement. A Participant attains eligibility for retirement after attaining a factor of 60 whereby such factor is determined by adding the Participant’s (a) age as of Separation from Service, and (b) number of whole years of service with the Employer as of Separation from Service.

2.29	Section 409A:
Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.30	Separation from Service:
A Participant’s separation from service with the Company, all Employers and all other Company subsidiaries and affiliates, and which meets the requirements of Section 409A(a)(2)(A)(i).

2.31	Start Date:
April 9, 2013.

2.32	Unforeseeable Emergency:
A severe financial hardship to the Participant resulting from:
(a)    An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant;
(b)    Loss of the Participant’s property due to casualty; or
(c)    Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
The Plan Administrator’s delegate shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii).

2.33	Valuation Date:
Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. As of the Start Date, the Valuation Dates are March 31, June 30, September 30 and December 31. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed. Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.
ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01	Eligibility to Participate.
(a)    Only Eligible Employees shall be eligible to defer compensation under this Plan. During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Employee.

(b)    An Eligible Employee shall mean any Employee who is classified as a "level 1 or 2" employee, as defined by the Company, and meets the definition of "highly compensated employee" as defined under ERISA.
Each Eligible Employee becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Eligible Employee to the delegate of the Plan Administrator in accordance with Section 4.01.

3.02	Termination of Eligibility to Defer.
A Participant’s eligibility to make future deferrals under Section 4.01 shall terminate upon the date he or she ceases to be an Eligible Employee. After termination of an individual’s eligibility to make future deferrals under the Plan, the individual shall be an inactive Participant in this Plan.

3.03	Termination of Participation.
An individual, who is a Participant (whether active or inactive) under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.
ARTICLE IV – DEFERRAL OF COMPENSATION

4.01	Deferral Elections.
(a)    Each Eligible Employee may make an election to defer under the Plan any whole percentage of his or her Base Compensation (up to 80 percent or such percentage as determined by the Plan Administrator), Periodic Incentive Compensation (up to 90 percent or such percentage as determined by the Plan Administrator), Bonus Compensation (up to 90 percent or such percentage as determined by the Plan Administrator) and Equity Compensation (up to 90 percent or such percentage as determined by the Plan Administrator) in the manner described in Section 4.02. Any percentage of Base Compensation deferred by an Eligible Employee for a Plan Year will be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an employee of the Company. The percentage of Periodic Incentive Compensation and Bonus Compensation deferred by an Eligible Employee for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be made, provided he or she remains an employee of the Company at such time. The percentage of Equity Compensation deferred by an Eligible Employee for a Plan Year will be granted in the form of Restricted Stock Units with payment dates in accordance with the Eligible Employee’s election under the terms of the Plan.
(b)    Notwithstanding subsection (a) above, the Plan Administrator in its discretion may implement rules and procedures from time to time that allow Participants: (1) to elect to defer Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and/or Equity Compensation in amounts other than whole percentages, such as in whole dollar amounts or whole shares of Company Common Stock, or (2) to specify a dollar maximum that would limit their percentage deferral elections of Base Compensation, Periodic Incentive Compensation, Bonus Compensation and/or Equity Compensation.
(c)    To be effective, an Eligible Employee’s Election Form must set forth the percentage of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation to be deferred in accordance with subsection (a) above (or amount in accordance with subsection (b)), the deferral period under Section 4.03, the form of payment under Section 4.04, the Eligible Employee’s Beneficiary designation, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02 below.

4.02	Time and Manner of Deferral Election.
(a)    Deferrals of Base Compensation. Subject to the next two sentences, an Eligible Employee must make a deferral election for a Plan Year with respect to Base Compensation by December 31st of the year prior to the beginning of the Plan Year in which the services are performed for which the Base Compensation is paid. An individual who newly becomes an Eligible Employee (and who was not previously an Eligible Employee during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)), will have 30 days from the date the individual becomes an Eligible Employee to make an election with respect to compensation earned for payroll cycles that begin after the election is received (if this 30-day period ends later than the deadline under the preceding sentence).
(b)    Deferrals of Bonus Compensation, Periodic Incentive Compensation and Equity Compensation. Bonus Compensation, Periodic Incentive Compensation and Equity Compensation shall be subject to the deferral rules set forth in the following three paragraphs:
(1)    Regular Bonus Compensation, Periodic Incentive and Equity Compensation. Subject to Paragraphs (2) and (3) below and the next sentence, an Eligible Employee must make a deferral election with respect to his or her Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation no later than the close of the Plan Year preceding the Plan Year in which the services are performed for which the Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation is paid.
(2)    Performance-Based Compensation. To the extent permitted by Reg. 1.409A-2(a)(8), if an Eligible Employee’s Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation for a particular Plan Year will qualify as Performance-Based Compensation, the Eligible Employee may make a deferral election for such Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation no later than six months prior to the end of the performance period to which such Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation relates.
(3)    Newly Eligible Participants. An individual who newly becomes an Eligible Employee during a Plan Year (and who was not previously an Eligible Employee during prior Plan Years and was not eligible to participate in any plan of the Company that would be aggregated with the Plan under Reg. 1.409A-1(c)) may make a deferral election with respect to his or her Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation that is payable for services performed in such Plan Year following the date on which the election is received so long as the deferral election: (i) is made within 30 days of the date the individual becomes an Eligible Employee (or, with respect to Performance-Based Compensation, such longer period as is permitted by Section 409A), and (ii) is limited to the maximum portion of such Plan Year’s Bonus Compensation, Periodic Incentive Compensation and/or Equity Compensation as may deferred under Section 409A.
(d)    General Provisions. A separate deferral election must be made by an Eligible Employee for each category of compensation that is eligible for deferral. If an Eligible Employee fails to file a properly completed and executed Election Form with the Plan Administrator’s delegate by the prescribed time, he or she will be deemed to have elected not to defer any Base Compensation, Periodic Incentive Compensation, Bonus Compensation, or Equity Compensation, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the delegate of the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted once an election has become irrevocable. Notwithstanding the preceding provisions of this Section, to the extent necessary because of circumstances beyond the control of the Eligible Employee and in the interests of orderly Plan administration (or to avoid undue hardship to an Eligible Employee), the Plan Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible under Section 409A.
(e)    Beneficiaries. To be considered complete, the first Election Form filed by a Participant shall designate the Beneficiary to receive payment, in the event of his or her death, of the amounts credited to his or her applicable Deferral Subaccounts. Any Beneficiary designation made on a subsequent Election Form or through a separate Beneficiary designation shall apply on an aggregate basis to all of a Participant’s Deferral Subaccounts. However, a Participant’s Beneficiary designation shall only be effective if it is signed by the Participant and filed with the Plan Administrator’s delegate prior to the Participant’s death, and if it meets such other standards as the Plan Administrator’s delegate shall require from time to time. A Beneficiary is paid in accordance with the terms of a Participant's Election Form, as interpreted by the Plan Administrator’s delegate in accordance with the terms of this Plan.

4.03	Initial Period of Deferral.
An Eligible Employee making a deferral election shall specify a deferral period on his or her Election Form by designating a specific payout date on which the Eligible Employee's deferral shall be distributed, subject to the provisions of Article VI. Such selected payout date shall not be less than two years from the date on which the amount would have been paid or prior to the date of vesting. In the event that the payout date selected in accordance with this section occurs prior to the second anniversary of the date on which the amount would have been paid or prior to the date of vesting, the Participant's Scheduled Payout Date (as defined in Section 6.02) shall be January 1st of the second Plan Year following the Plan Year during which the amount would have been paid absent the deferral or, if later, on the vesting date (except that, with respect to Base Compensation, such date shall be January 1st of the second Plan Year following the Plan Year to which the deferral relates).

4.04	Initial Form of Payment.
An Eligible Employee making a deferral election may specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments for up to 10 years, subject to the provisions of Article VI. If an Eligible Employee fails to make a form of payment election on the Election Form, his or her form of payment shall be a lump sum payment.

4.05	Subsequent Revisions to Deferral Period or Form of Payment.
A Participant may make an election to revise the deferral period or form of payment (or both) that applies to a Deferral Subaccount in accordance with this section. An election made under this section must be made at least 12 months prior to the date of the first scheduled payment and the election shall not be effective for 12 months after it is made. If a Participant has specified a date as the end of his or her deferral period, an election under this section shall not be effective unless it is made at least 12 months prior to the date the first scheduled payment would be made in connection with such specified date. If an election is made under this section, the first payment pursuant to such election must be deferred at least 5 years from the date such payment would otherwise have been made. So long as a Participant qualifies under this section to change his or her period of deferral and/or form of payment, there is no limit on the number of elections that may be made under this section. Any form of payment elected under this section must be authorized and available to the Participant under the terms of Section 4.04. This section shall not apply to a Beneficiary.
4.06    Matching Deferrals
At the Employer's discretion, with such discretion including the Employer retaining the right to determine which Participants may receive a Matching Deferral, the Employer may make a Matching Deferral based upon criteria established by the Employer.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01	Accounting for Participants’ Interests.
(a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation, Periodic Incentive Compensation, Bonus Compensation, and Equity Compensation made by the Participant under this Plan. However, the Plan Administrator’s delegate may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date when the compensation would have been paid to the Participant in the absence of its deferral. A Participant’s Account is a bookkeeping device to track the value of his or her deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.
(b)    Investment of Participants’ Accounts. A Participant’s Account shall be deemed to have been invested in one or more of the funds as set forth on the Participant's Election Form and as such Participant shall have most recently elected. The Participant's account shall be credited with the investment performance of the respective funds in which the Account is invested.

5.02	Vesting of a Participant’s Account.
Other than in respect of Restricted Stock Units, which shall vest in accordance with the same schedule as a Participant’s Equity Compensation would have vested absent the deferral and other than Periodic Incentive Compensation to the extent specified by a Participant's Employer at the time of grant, a Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service. However, a Participant’s right to be paid by the Participant’s Employer remains subject to the claims of the general creditors of the Employer.
ARTICLE VI – DISTRIBUTIONS

6.01	General.
A Participant's Account shall be distributed as provided in this Article. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

6.02	Distribution Pursuant to Deferral Election.
Subject to the provisions in this Article VI, with respect to a specific deferral, distribution of such deferral to a Participant shall commence as soon as practicable after the occurrence of the Participant’s “Scheduled Payout Date” (but in no event later than the later of December 31st of the year that includes the Scheduled Payout Date and 2 ½ months following the Scheduled Payment Date). A Participant’s “Scheduled Payout Date” shall be the specific payout date elected by the Participant in his or her deferral election in accordance with Section 4.03.

6.03	Acceleration of Payments.
Pursuant to the rules and provisions of this Section 6.03, payment of one or more specific deferrals may be made earlier than specified in Section 6.02.
(a)    Separation from Service. In the event the participant incurs a Separation from Service, such Participant’s Account shall be distributed as soon as practicable after the first Distribution Date following the first (1st) anniversary of the Participant's Separation from Service in accordance with such Participant's Election Form, provided, however, if at the time of such Separation from Service, the Participant is not eligible for Retirement, the Participant’s Account shall be distributed in a lump sum as soon as practicable after the first Distribution Date following the first (1st) anniversary of the Participant's Separation from Service.
(b)    Disability Payments. If the Plan Administrator determines that a Participant is suffering from a Disability, the Participant’s Account shall be distributed in a lump sum as soon as practicable after the first Distribution Date following such determination.
(c)    Change in Ownership Payments. If a Change in Ownership occurs, each Participant’s Account shall be distributed as soon as practicable after the first Distribution Date following such Change in Ownership in accordance with such Participant's Election Form, provided, however, the Employer reserves the right to distribute all of the Participant's Deferral Subaccounts to the Participant as a single lump sum, to the extent permitted by Reg. 1.409A-3(j)(4)(ix)(A).
(d)    Unforeseeable Emergency. If a Participant believes an Unforeseeable Emergency has occurred, the Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his or her Account. After a Participant has filed a written request pursuant to this subsection, along with all supporting material, the Plan Administrator’s delegate shall determine within 60 days (or such other number of days if special circumstances warrant additional time) whether the Participant meets the criteria for an Unforeseeable Emergency. If the Plan Administrator’s delegate determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(e)    Cashouts of Small Amounts. Subject to the remaining sentences of this subsection, if (1) a Participant has a Separation from Service, and (2) the total value of all of the Participant’s Deferral Subaccounts, as of the first Distribution Date next following the Separation from Service, is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Employer reserves the right to distribute all of the Participant’s Deferral Subaccounts to the Participant as a single lump sum as soon as practicable after the first Distribution Date that follows the Participant’s Separation from Service. To the extent required under Section 409A, a Deferral Subaccount shall not be distributed under this subsection before the end of the minimum period of additional deferral that is applicable to the Deferral Subaccount under Section 4.05. If the preceding sentence delays payout of a distribution, payout shall be made as soon as practicable after the minimum period of deferral. By no later than the date payment is made, the Employer must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 4.06.
(f)    Death. Upon a Participant’s death, the Participant's Account shall be distributed in a lump sum to his or her Beneficiary as soon as practicable after the first Distribution Date to occur after the Plan Administrator’s delegate receives notification of the Participant’s death.

6.04	Form of Payments.
Unless otherwise provided in this Article VI, payments made under Section 6.02 shall be made pursuant to the form of payment elected by the Participant under Section 4.04 or 4.05. Other than with respect to Restricted Stock Units which may be settled in shares of Common Stock or cash or a combination of both in the discretion of the Plan Administrator, payments under Sections 6.02 and 6.03 shall be made in cash.

6.05	Valuation.
In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Section 5.01 until the Valuation Date preceding the distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution, such installment distribution (determined without application of the last sentence of this section) shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Valuation Date preceding the payment date for such installment. The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Valuation Date by the remaining number of installments to be paid with respect to such Deferral Subaccount.

ARTICLE VII – PLAN ADMINISTRATION

7.01	Plan Administrator.
The Plan Administrator is responsible for the administration of the Plan. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which shares of common stock of Realogy Holdings Corp. are listed, quoted or traded, the Plan Administrator may from time to time delegate to one or more officers of the Company the authority to carry out certain responsibilities hereunder. Any such delegation shall state the scope of responsibilities being delegated; provided, however, that in no event shall an officer of the Company be delegated the authority with respect to (a) Participants who are individuals who are subject to Section 16 of the Securities Exchange Act of 1934 as amended, (b) Covered Employees under Section 162(m) of the Code or (c) officers of the Company to whom authority has been delegated hereunder.

7.02	Action.
Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s legal department determines are legally permissible.

7.03	Powers of the Plan Administrator.
The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:
(a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;
(b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
(c)    To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
(d)    To authorize all disbursements by the Employer pursuant to this Plan;
(e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
(f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)    To authorize its delegates to delegate to other individuals or entities from time to time the performance of any of its delegates’ duties or responsibilities hereunder;
(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and
(j)    Notwithstanding any other provision of this Plan, the Plan Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of Accounts or Deferral Subaccounts.
The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04	Compensation, Indemnity and Liability.
The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employer. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employer. No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employer will indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Administrator (or his or her serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his or her own willful misconduct.

7.05	Taxes.
If the whole or any part of any Participant’s Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Employer may be required to pay or withhold, the Employer will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Employer will provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

7.06	Conformance with Section 409A.
The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
ARTICLE VIII – CLAIMS PROCEDURES

8.01	Claims for Benefits.
If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02	Appeals of Denied Claims.
Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator’s decision may be rendered not later than 120 days after receipt of a request for appeal.

8.03	Special Claims Procedures for Disability Determinations.
If the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation section 2560.503-1 relating to Disability benefits, including sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).
ARTICLE IX – AMENDMENT AND TERMINATION

9.01	Amendments.
The Plan Administrator has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions, provided that such amendments do not cause the Plan to fail to comply with Section 409A and further provided, that the officers of the Company shall have the authority to modify or amend the Plan to make ministerial changes that do not have an adverse financial impact to the Company with respect to the Plan. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Plan Administrator. All Participants and Beneficiaries shall be bound by such amendment.

9.02	Termination of Plan.
The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Plan Administrator, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State), provided that such termination is done in compliance with Section 409A. Termination of the Plan will be binding on all Participants and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

ARTICLE X – MISCELLANEOUS

10.01	Limitation on Participant’s Rights.
Participation in this Plan does not give any Participant the right to be retained in the Employer’s or Company’s employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of deferrals as provided herein.

10.02	Unfunded Obligation of Individual Employer.
The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately). However, nothing herein shall prevent the Company from establishing one or more grantor trusts that meet the requirements of IRS Revenue Procedure 92-64 from which benefits due under this Plan may be paid.

10.03	Other Plans.
This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04	Receipt or Release.
Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Employer, the Company, or the Plan Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A).

10.05	Governing Law.
This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06	Adoption of Plan by Related Employers.
The Plan Administrator may select as an Employer any division of the Company, as well as any corporation related to the Company by stock ownership, and permit or cause such division or corporation to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.07	Gender, Tense and Examples.
In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08	Successors and Assigns; Nonalienation of Benefits.
This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.